Contact:
                                                  Kella Brown
                                                  VP, Corporate Communications
                                                  Leisure Industries Corporation
                                                  kbrown@leisureindustries.com
                                                  ----------------------------
                                                 (702) 992-4272

      LEISURE INDUSTRIES CORPORATION COMPLETES SALE OF LAND LOAN PORTFOLIO
                $25MM OF DEBT REMOVED FROM LESR'S BALANCE SHEET


LAS VEGAS, March 10, 2003 - Leisure  Industries  Corporation of America (NASDAQ:
LESR) today announced the completion of the first phase of the restructuring of its $100 million portfolio of consumer loans. This initial transaction enables the Company to sell its portfolio of land receivables held by FINOVA and Textron Financial Corporation (TFC) to Land Finance Company, an affiliate of Textron, for $25 million. The transaction reduces the Company's receivable portfolio by $25 million and removes $25 million of notes payable from the Company's balance sheet.

"This is a major element of Leisure's previously announced commitment to strengthen our overall financial position, situating the Company to move forward with aggressive growth and marketing strategies," said Mike Greco, President and Chief Operating Officer.

"Our objectives, set forth last year, were to reorganize the Company's operations, reduce its long term operating costs, reduce our debt, and clean up any operating or financial issues previously faced by the Company," said Floyd
W. Kephart, Chairman and CEO. "We believe our reorganization is complete. Our operating costs have been significantly reduced, which will be reflected in our first quarter operating results. We will have successfully reviewed and taken all appropriate action on financial reports as of December 31, 2003. Thanks to the work of Mike Greco and Dana Myers, Sr. VP of Financial Services, we have taken the first major step toward reducing our long term debt." continued Kephart.

"Every one of these initiatives has taken a great deal of time and dedication by this management team. It is rewarding to our shareholders, our customers and our lenders to see this kind of progress being made." said Kephart.

Greco continued, "We have a lot of work left to do and we know that we will have to make some tough decisions to meet our objectives, but we are on the right track to return the Company to profitability in this fiscal year."

Leisure Industries is a full-service, vertically-integrated vacation solutions provider specializing in travel and tourism packages, the development and operation of vacation ownership resorts, marketing land for use as vacation home sites, and providing consumer financing to purchasers of vacation ownership interests and land parcels. Leisure Industries is headquartered Las Vegas, Nevada and has properties in Arizona, California, Nevada, New Jersey, Colorado, Florida and Hawaii. For more information on the Leisure Industries group of companies, or to book your dream vacation today, visit www.leisureindustries.com.

                                      ###

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of Leisure Industries (Mego Financial) to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the Management's Discussion and Analysis of Financial Condition and Results of Operations in Mego Financial's Annual Report on Form 10-KT for the year ended December 31, 2001, and in the Form 10-Q for the quarter ended September 30, 2002, and subsequent documents filed by Mego Financial Corp. with the Securities and Exchange Commission.